UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 16, 2015

Date of Report (Date of earliest event reported)

Installed Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36307	45-3707650
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. employer identification number)

495 South High Street, Suite 50

Columbus, Ohio 43215

(Address of principal executive offices, including zip code)

(614) 221-3399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 16, 2015, Installed Building Products, Inc. (the “Company”), as borrower, entered into a First Amendment Agreement (the “Amendment”) by and among the Company, the lenders named therein and KeyBank National Association, as administrative agent for the lenders (the “Administrative Agent”). The Amendment amends that certain Credit and Security Agreement, dated July 8, 2014, as amended and restated as of April 28, 2015 (the “Credit Agreement”), by and among the Company, the lenders named therein and the Administrative Agent.

The Amendment modifies the definition of “Change in Control” set forth in Section 1.1 of the Credit Agreement to, among other things, remove language that is commonly referred to as a “dead hand proxy put.”

Under the Credit Agreement, the occurrence of a Change in Control, among other things, constitutes an Event of Default (as defined in the Credit Agreement) whereby the Administrative Agent may, with the consent of the Required Lenders (as defined in the Credit Agreement), and shall, at the written request of the Required Lenders, terminate the Commitment (as defined in the Credit Agreement) and/or accelerate the maturity of all of the Obligations (as defined in the Credit Agreement) whereupon all of the Obligations will become immediately due and payable.

The foregoing description of the Amendment does not purport to be complete and is subject to and qualified in its entirety by the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	First Amendment Agreement, dated as of October 16, 2015, by and among Installed Building Products, Inc., the lenders named therein and KeyBank National Association, as administrative agent for the lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTALLED BUILDING PRODUCTS, INC.

Date: October 22, 2015	By:	/s/ Michael T. Miller
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment Agreement, dated as of October 16, 2015, by and among Installed Building Products, Inc., the lenders named therein and KeyBank National Association, as administrative agent for the lenders